UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2006

CanWest Petroleum Corporation
(Exact name of registrant as specified in its charter)

Colorado	0-27659	98-0461154
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

206 - 475 Howe Street, Vancouver, British Columbia, Canada	V6C 2B3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 685-8355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 1, 2006, T. Murray Wilson was appointed to the position of Chief Executive Officer of the Company. The information with respect Mr. Wilson’s Executive Employment Agreement provided under Item 5.02 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 26, 2006, the Board appointed Mr. Wilson to the position of Chief Executive Officer to be effective upon Mr. Wilson’s acceptance of the Company’s Executive Employment Agreement. Mr. Wilson succeeds Thornton Donaldson, who has served as a director since inception and as President and Chief Executive Officer from 1998 to 2002 and again from 2003 to 2006.

Mr. Wilson accepted the Executive Employment Agreement effective May 1, 2006. Mr. Wilson has served as Chairman and Managing Partner of Stanway Capital Partners from 2001 to present; and from 1997 to 2000, Mr. Wilson worked for TD Securities, Inc. as Managing Director and Global Head of Oil & Gas, Head of Investment Banking and Corporate Banking, and Vice Chairman of TD Securities International.

According to the Executive Employment Agreement, Mr. Wilson will receive an annual base salary of $300,000 CDN and he is eligible to receive an annual bonus up to 200% of his annual base salary (the “Base Salary”). In addition to the Base Salary, Mr. Wilson will receive: (i) a signing bonus of $100,000; (ii) a further lump sum of $17,000 within 30 days of each of the first, second and third months following the execution of the Employment Agreement; and (iii) a stock option agreement entitling Mr. Wilson to receive 4,000,000 shares of the Company’s common stock at an exercise price equal to the per-share fair market value on the date of grant and vesting as follows: 1,000,000 on the execution of the Employment Agreement; 1,000,000 upon the conclusion of any amalgamation or other affiliation achieved between the Company and Oilsands Quest Inc.; 1,000,000 upon 12 months completed service; and (iii) 1,000,000 upon 24 months completed service.

According to the severance terms of the Employment Agreement, upon termination of employment by the Company, Mr. Wilson will receive: (i) a lump sum payment equal to the Monthly Base Salary (the Base Salary divided by 12) as at the termination date, multiplied by the number of months in the Notice Period (which is equal to one month for each completed year of service, subject to a minimum of 12 months plus one month for each completed year of service); (ii) a further lump sum payment equal to the value of Mr. Wilson’s benefits; (iii) a further lump sum payment equal to the average Annual Bonus during the term of his employment, divided by 12 and multiplied by the number of months in the Notice Period; and (iv) accelerated vesting of all unvested stock options granted to Mr. Wilson to the extent such stock options would have vested during the Notice Period and a period of 90 days from the termination date in which to exercise any unexercised stock options.

Upon a change in control of the Company, Mr. Wilson will be entitled to receive the following compensation: (i) a lump sum payment equal to the Monthly Base Salary as at the termination date, multiplied by the number of months in the Notice Period times 1.5; (ii) a further lump sum payment equal to the value of Mr. Wilson’s benefits times 1.5; (iii) a further lump sum payment equal to the average Annual Bonus, divided by 12 and multiplied by the number of months in the Notice Period times 1.5; and (iv) the accelerated vesting of all stock options and other unvested incentive compensation granted to Mr. Wilson to the extent such stock options would have vested during the Notice Period and a period of 90 days from the termination date in which to exercise any unexercised stock options.

Effective May 1, 2006, the Company expanded its Board of Directors to six members and appointed Murray Wilson to fill the vacancy created by such expansion. Mr. Wilson will serve as Chairman of the Board. Neither Mr. Wilson nor any of his affiliates hold any of the Company’s securities other than the stock options granted to Mr. Wilson upon execution of the Employment Agreement. Moreover, during the last two years, neither Mr. Wilson nor any associate or affiliate of Mr. Wilson, has or had a material interest, direct or indirect, in any transaction, or in any proposed transaction, which has materially affected or will affect the Company.

Item 7.01  Regulation FD Disclosure.

         On May 2, 2006, the Registrant issued the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated May 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanWest Petroleum Corporation
(Registrant)

Date: May 2, 2006	By:	/s/ T. Murray Wilson
Name: T. Murray Wilson
Title: Chief Executive Officer